Exhibit 99.1

True Nature Holding, Inc.

1355 Peachtree Street, Suite 1150

Atlanta, Georgia 30309

August 24, 2018

ClariCare Inc.

924 N Pennsylvania Ave, Suite C.

Indianapolis, Indiana 46204

Re: Letter of Intent

Dear Patrick:

We have been discussing with you the proposed acquisition of the operating business of ClariCare, Inc., an Indiana state corporation (the “Company”) and its subsidiaries (collectively, the “Seller”) by HIT Acquisition One, LLC, a newly formed entity owned solely by True Nature Holding, Inc., (the “Buyer” or “TNTY”), through a mutually acceptable transaction. This letter sets forth the understanding in principle of Buyer and Seller, and the persons signing this letter as shareholders (collectively, the “Shareholders”) with respect to the material terms of such proposed acquisition and certain other related matters. All parties acknowledge that this is a non-binding letter of intent (“LOI”), and that much work and due diligence remains before a closing can be scheduled. Any closing will be based on a comprehensive definitive document set.

1.	Proposed Transaction:

a)     Buyer proposes to acquire 100% of the business assets, or at Buyer’s option, 100% of the outstanding ownership interests, including but not limited to inventory, accounts receivable, cash, all existing formulations, intellectual property, licenses (to the extent that they are transferable), customer accounts and lists, real estate leases, store furniture, fixtures and equipment, certain operational contracts as determined by Buyer, Seller’s telephone numbers and other general intangible assets used in connection with its business, for a purchase price that would generally follow this formula:

b)     For outside investors who are current shareholders and/or debt holders of the Company, A) an aggregate amount of approximately $2,865,000 cash payment, or other amount as determined by a mutually acceptable audit of the real and actual cash investments as of the date hereof, and is intended as a 1:1 return of capital; and B) the issuance of one million (1,000,000) shares of TNTY restricted common stock (RSUs or other to be determined) to be shared among investors based on pro-rata ownership calculations, as determined by the Board of Directors of the Seller.

c)     In addition to the business purchase consideration, Patrick Malloy, shall be employed in an executive management position contemplating salary, and performance bonuses. Mr. Malloy will also receive shares of TNTY common stock (RSUs or other instrument to be determined) and a signing bonus, in a form and in an amount consistent with all other executives of similar stature. Mr. Malloy’s agreement will be duly executed under a definitive Employment Agreement in connection with this LOI.

d)     The Company and Mr. Malloy may enter into similar arrangements for other entities, or investments in the health care arena, in which Mr. Malloy may have an ownership position, or intellectual properties, at a later date, but in any case all similar transactions shall be completed not later than the date of closing for this transaction, and all negotiations shall be at “arm's length”, and with supporting valuation computations. All parties agree that any intellectual properties developed subsequent to closing, and while under the employment of the Company, that are in the healthcare arena, shall be the property of the Company, unless otherwise agreed to in writing and approved by the Board of Directors of the Company.

e)     In addition to total consideration above and subject to review of all operating plans and pro-forma financial models, the Company will coordinate financing of up to $2,500,000 in operating cash in a form acceptable to its Board, to be made available over the 24-month period following closing. The expected need based on existing models could be an amount equal to twelve (12) months operating budget, estimated at $1,400,000. The Board shall work in good faith to ensure that such financing can be utilized upon closing.

f)     Buyer will assume only those current liabilities (excluding short-term indebtedness and accrued interest and dividends), set forth on the Company’s balance sheet as of the date of closing and incurred in the ordinary course of business. Buyer will not assume any unusual current liabilities such as unpaid annual bonuses, amounts owed to the current shareholders in any form, accrued but unpaid income taxes, accrued but unpaid legal or other professional fees, or trade payables which are not current. Buyer commits to paying trade payables as soon as possible on a reasonable timeframe.

g)     The proposed Purchase Price represents a total enterprise value and therefore assumes all indebtedness (including notes owed to shareholders) incurred by the Company is repaid by the Seller upon the closing of the transaction. In addition, Buyer will not assume any guarantees of indebtedness, nor any interest, penalties, and premium accrued on indebtedness as of the closing. Accordingly, the Company will be transferred to Buyer free and clear of all liens, charges, encumbrances, and other interests of third parties.

2.	Other Terms and Conditions. Additional terms and conditions of the proposed transaction include the following:

a)     Except as provided in Section 5 hereof, the obligations of the Buyer and Seller are contingent upon the negotiation, execution and delivery of a definitive agreement, satisfactory to the Buyer and Seller (the “Definitive Acquisition Agreement”). The Definitive Acquisition Agreement shall be prepared by Buyer’s counsel and shall contain provisions for, among other things, representations and warranties satisfactory to the Buyer relating to the Buyer, the financial condition and results of operations of the Seller and the assets and liabilities of the Seller. Seller will deliver to Buyer copies of the financial statements for the Seller for the past two fiscal years ended December 31, 2016 and December 31, 2017, as well as any interim financial statements for the period concluding the last day of the month in which the transaction is deemed to be closed, including an officer’s certificate as to their accuracy. We will reserve certain amounts of the consideration subject to final valuation by our auditors in accordance with U.S. GAAP and PCAOB standards.

b)     The proposed transaction is contingent on the following: approval of the shareholders and principals of the Seller, approval of the Board of Directors of the Company, conclusion of due diligence by the Buyer, and approval of any regulatory bodies with whom the Seller has reporting, or licensing, financing as required in a form acceptable to all parties, and other requirements.

c)     The Seller will enter into a management contract with non-compete agreements as are normal, customary, and appropriate in transactions of the type and size proposed herein and as otherwise reasonably requested by Buyer.

d)     The Company and the Seller will make such representations, warranties, indemnities and disclosures concerning the Company's financial condition, results of operations, business prospects, and other matters as are normal, customary, and appropriate in transactions of the type and size proposed herein and as are otherwise reasonably requested by Buyer.

e)     Buyer will use its best efforts to close the transaction by October 31, 2018, and after this date the Sellers and the Company shall no longer be bound by the exclusivity clause and may solicit, negotiate or accept other offers to sell the stock or assets of the Company.

f)     If the Sellers receive an acceptable offer, Sellers agree to offer to the Company a first right of refusal to the Company to match or beat any offer.

3.

Solicitations of Other Offers. The Company and the shareholders of the Company will cease immediately all negotiations with all persons or entities other than the Buyer for the acquisition of the capital stock or the assets of the Company (other than the sale of inventory in the ordinary course of business) or any merger or other business combination of the Company with or into a third party. The Company and its Shareholders will also refrain from, directly or through agents, the solicitation, discussion, negotiation, acceptance or entering into any offer, agreement or arrangement with any party other than the Buyer relating to any competing transaction. If the Definitive Acquisition Agreement has not been executed by the Seller and the Buyer within 90 days from the date hereof then this provision will have no further force or effect.

4.

Operate in Ordinary Course. Until closing of the transactions contemplated by this LOI, the Company will, and the Sellers will cause the Company to: (i) conduct its business in the ordinary course in a manner consistent with past custom and practice; (ii) pay all accounts payable, purchase inventory, and collect all accounts receivable in the ordinary course of business consistent with past custom and practice; (iii) use reasonable efforts to maintain its business and employees, customers, assets, and operations as an ongoing business and in accordance with past custom and practice; (iv) not sell, transfer, or otherwise dispose of any of the capital stock of the Company or subsidiaries or issue capital stock of the Company or any subsidiaries; (v) not pay any dividend, without notifying Buyer, or make any similar distribution or redeem, purchase, or otherwise acquire, directly or indirectly, any of the Company's or any subsidiaries' capital stock; (vi) not sell, transfer, or otherwise dispose, without notifying Buyer, of any of the tangible or intangible assets of the Company or any subsidiary (other than the sales of inventory in the normal course of business); (vii) not grant any increase in the compensation or benefits of any employee or officer of the Company or any subsidiary (other than in the ordinary course of business in accordance with past practice); and (viii) not enter into any transaction with any affiliate of the Company (including, without limitations, the Sellers).

5.

Securities Laws. The Company and the Shareholders acknowledge that they are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Buyer or its affiliates intentions set forth in this LOI from purchasing or selling securities of Buyer in reliance upon such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities of Buyer or its affiliates in reliance upon such information.

6.

Information and Access. The Seller will afford, and will cause its independent certified public accountants to afford, to the Buyer and its accountants, counsel, agents and other authorized representatives, access to its business and affairs. The foregoing investigations will be subject to the condition of confidentiality and the Buyer, its agents and employees involved in such due diligence investigations will be bound accordingly.

7.

Confidentiality. Each of the parties hereto agrees that they will not use, or permit the use of, any of the information relating to the Sellers, the Buyer or the Company respectively furnished to each other in connection with this LOI, or the Definitive Acquisition Agreement (“Confidential Information”), except publicly available or freely usable material as otherwise obtained from another source, in a manner or for a purpose detrimental to the Sellers or the Buyer or otherwise than in connection with this LOI and the transactions contemplated hereby and thereby. None of the parties hereto will, and each party will cause its directors, officers, employees, agents and representatives not to, disclose, divulge, provide or make accessible any of the Confidential Information to any person or entity, other than their responsible officers, employees, advisors or attorneys or otherwise as required by law or regulation.

8.

Publicity. The Seller and the Buyer agree that Buyer will control the text of and the issuance of any public press releases or statements pertaining to this LOI or the implementation of the transaction contemplated by this LOI.

9.	Brokers or Finders. The Seller and Buyer represent to each other that there are no brokers or finders in this transaction and no broker or finder fees will be paid to any party.

10.

Expenses. Each of the parties hereto will bear its respective expenses in connection with preparing for and consummating the transactions contemplated by this LOI, with the exception that Seller will reimburse buyer for up to $25,000 in closing costs upon closing of the transactions contemplated hereby, and neither the Seller nor its shareholders on the one hand nor the Buyer on the other, will be liable to any other party for their expenses, damages or losses, if any, in the event that the Definitive Acquisition Agreement is never executed, regardless of the reasons therefor. Notwithstanding this provision the Buyer, the Seller, and the shareholders of the Seller will be fully liable for a violation of Sections 5, 6 or 7 hereof.

11.

Not a Contract. This Letter of Intent does not constitute a binding contract between the parties thereto and is intended only as an expression of their intent with respect to working together to try to negotiate a Definitive Acquisition Agreement for the sale of the Company. However, the provisions of Sections 5, 6 and 7 will be binding on the parties hereto.

12.	Governing Law. This Agreement and the Definitive Acquisition Agreement will be governed by the laws of the State of New York, without regard to conflict of law principles.

13.           Assignment.  This agreement may be assigned to another corporate entity which it controls at any time without further approval of the Seller.

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If the foregoing correctly sets forth our understanding, please sign all copies of this Letter of Intent where indicated below and return at least one copy to the undersigned.

Very truly yours,

TRUE NATURE HOLDING INC.

________________________________

Name: Louis DeLuca

Title: Chief Operating Officer

CLARICARE INC.

________________________________

Name: Patrick Malloy

Title: President

ACKNOWLEDGED AND AGREED WITH RESPECT TO SECTION 1A.III

SINGULARIS EHEALTH LLC

________________________________

By: Patrick Malloy

Name: C0-Founder & EVP Corporate Development

[ - Signature Page to Letter of Intent - ]

Date: _____________________________